EXHIBIT 99.1

                       PPL REPORTS FIRST-QUARTER RESULTS,
                       ----------------------------------
    MAINTAINS $3.30 TO $3.50 PER SHARE FORECAST FROM CORE OPERATIONS IN 2002
    ------------------------------------------------------------------------

         ALLENTOWN, Pa. (April 24, 2002) - Due primarily to a $150 million non-cash charge related to changes in accounting rules for goodwill that affect its Latin American investments, PPL Corporation (NYSE: PPL) today reported a loss per share of $0.02 for the first quarter of 2002. Excluding the unusual items of this goodwill charge and a write-down of PPL's Brazilian investment, the company's first-quarter earnings per share from core operations were $1.03. This performance keeps PPL on track to achieve its 2002 earnings forecast of $3.30 to $3.50 per share from core operations.
         Earnings per share of $1.03 represent the company's second-highest level of first-quarter earnings on record. A year ago, PPL reported quarterly earnings of $1.52 per share, its best single quarter ever for earnings.
         The earnings decline from a year ago, in terms of core operations, was due primarily to dramatically lower wholesale energy prices, especially in the western United States. Lower earnings from international operations and lower electricity delivery sales resulting from a sluggish U.S. economy and the mild weather in PPL's Pennsylvania electricity distribution service area contributed to the decline in PPL's first-quarter earnings as compared to last year's first quarter.
         The positive drivers of PPL's core earnings for the first quarter of 2002 included increased volume of wholesale energy sales in the western United States and improved earnings contributions from energy-related businesses such as PPL's synthetic fuel operations and its mechanical contracting companies.
         "In a deregulated environment, we expect some earnings volatility," said William F. Hecht, PPL's chairman, president and chief executive officer. "We have taken significant steps, however, to provide earnings stability through our asset-backed, integrated strategy of energy delivery and supply. We also have a strong stream of revenues from our electricity and gas delivery businesses.
         "About 70 percent of our earnings from core operations in 2002 are expected to come from our generation output that is dedicated to supplying energy under long-term contracts and from our regulated energy delivery businesses in Pennsylvania," Hecht continued.
         "Our strategy to pursue long-term contracts for most of our generation supply reduces our exposure to variations in the market price of electricity and places PPL in an excellent position to meet the challenges of the competitive marketplace," Hecht said.
         PPL continues to evaluate opportunities to expand its generation capacity. The company currently is developing more than 1,100 megawatts of generation capacity to go on line this summer in Arizona, Illinois and New York. PPL also is developing another 1,100 megawatts of generation capacity in New York and Pennsylvania to go on line by the summers of 2003 and 2004.
         Hecht said the siting and building of these plants is consistent with PPL's generation-expansion strategy to generate and sell energy in key U.S. markets and to maintain an optimum balance of generation supply with long-term contracts.
         In addition to generation, energy delivery is an important part of PPL's integrated strategy. The company has earned top awards for customer service on each of the three continents where it serves nearly 6 million customers: North America, South America and Europe. PPL's electricity delivery company in Pennsylvania has begun to install automated electric meters for its
1.3 million customers, reaffirming its commitment to excellence in customer service and customer satisfaction.
         PPL reported a loss per share of $0.31 for the 12 months ended March 31, 2002, due to impairment charges on PPL's Latin American and United Kingdom electricity delivery businesses, the decision to cancel several domestic power plant projects and to charges associated with the bankruptcy of Enron. These charges were partially offset by a credit to earnings relating to a change in pension accounting. For the 12 months ended March 31, 2002, PPL's earnings from core operations were $3.74 per share compared to $3.81 per share for the same period of 2001.
         In late January 2002, PPL announced that it had taken an impairment charge of $217 million with respect to CEMAR, its electricity distribution business in Brazil, and also said it would provide no additional funding for CEMAR. That impairment charge represented the net asset value of CEMAR at the end of 2001.
         At that time, the balance of PPL's exposure with respect to CEMAR was about $100 million, primarily related to the cumulative translation adjustment
(CTA), which is the amount of currency devaluation of PPL's original investment in CEMAR since the date of purchase. That $100 million balance could not be written off in 2001 because of accounting rules.
         Hecht noted that PPL did record a $6 million portion of the remaining $100 million charge in the first quarter of 2002, equivalent to $0.03 a share. The possibility of a further $94 million charge, Hecht said, remains the worst-case scenario regarding CEMAR.
         However, the company is working with CEMAR's creditors and governmental authorities in Brazil on a plan that could result in returning the company to financial stability. That plan includes a rate-increase request that is now being reviewed by regulators, and PPL expects that the process for the rate-increase request will reach conclusion by early in the third quarter of 2002.
         "Because we have not yet exhausted all available avenues - including the pending rate request - to maximize the value of CEMAR, we did not take the CTA charge in the first quarter, as we originally anticipated," said Hecht. "We made this decision after confirming that continuing the workout plan during 2002 will leave PPL in no worse position financially than if it had taken the remaining full amount of the CTA charge in the first quarter of 2002."
         PPL's first-quarter earnings for 2002 also reflect ongoing operating losses of $0.03 per share from CEMAR. Hecht said PPL expects that it will continue to incur quarterly operating losses of about this level during 2002, as it continues to work with authorities in Brazil to maximize the value of CEMAR. Should a decision be made to exit the investment in CEMAR, Hecht said, PPL would incur the remaining CTA charge, and any such operating losses would be completely offset upon exiting the investment.
         PPL Corporation, headquartered in Allentown, Pa., controls or owns more than 10,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity to nearly 6 million customers in Pennsylvania, the United Kingdom and Latin America.
         (Note: All references to earnings per share in the text of this news release are stated in terms of diluted earnings per share.)

                    PPL CORPORATION AND SUBSIDIARY COMPANIES
                    ----------------------------------------
                 CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                           CONSOLIDATED BALANCE SHEET
                              (MILLIONS OF DOLLARS)


                                            MARCH 31, 2002     DEC. 31, 2001 (a)
                                            --------------     -----------------
ASSETS
------
Current Assets                                   $ 2,074          $ 2,338
Investments                                        1,041            1,031
Property, plant and equipment -- net
   Transmission and distribution                   2,653            2,591
   Generation                                      2,466            2,464
   General and intangible                            312              310
   Construction work in progress                     262              181
   Nuclear fuel and other leased property            116              127
                                                 -------          -------
     Electric utility plant                        5,809            5,673
   Gas and oil utility plant                         199              197
   Other property                                    104              103
                                                 -------          -------
                                                   6,112            5,973
Recoverable transition costs                       2,119            2,172
Regulatory and other assets                        1,022            1,060
                                                 -------          -------
   Total assets                                  $12,368          $12,574
                                                 =======          =======

LIABILITIES AND EQUITY
----------------------
Current liabilities                              $ 1,882          $ 1,838
Long-term debt (less current portion)              4,937            5,081
Deferred income taxes and ITC                      1,504            1,449
Liability for above market NUG purchases             409              493
Other noncurrent liabilities                         876              911
Minority interest                                     39               38
Company-obligated mandatorily redeemable
 securities                                          825              825
Preferred stock                                       82               82
Earnings reinvested                                  967            1,023
Other common equity                                1,683            1,670
Treasury stock                                      (836)            (836)
                                                 -------          -------
   Total liabilities and equity                  $12,368          $12,574
                                                 =======          =======

(a) Certain amounts have been reclassified to conform to the current year presentation.

                          CONSOLIDATED INCOME STATEMENT
                              (MILLIONS OF DOLLARS)

                                                3 MONTHS ENDED MARCH 31     12 MONTHS ENDED MARCH 31
                                                -----------------------     ------------------------
                                                  2002        2001(a)          2002        2001(a)
                                                 -------      -------         -------      -------
OPERATING REVENUES
   Retail electric and gas                          $847         $956          $3,248       $3,278
   Wholesale energy marketing and trading            275          468           1,519        2,086
   Energy-related businesses                         153          142             667          472
                                                 -------      -------         -------      -------
                                                   1,275        1,566           5,434        5,836
                                                 -------      -------         -------      -------
OPERATING EXPENSES
   Fuel and purchased power                          405          583           1,950        2,436
   Other operation and maintenance                   253          238           1,039          986
   Amortization of recoverable transition costs       53           71             233          235
   Depreciation                                       62           66             250          259
   Energy-related businesses                         126          113             585          418
   Taxes, other than income                           51           41             165          166
   Other charges
      Write-down of international energy projects      6            0             342            0
      Cancellation of generation projects              0            0             150            0
                                                 -------      -------         -------      -------
                                                     956        1,112           4,714        4,500
                                                 -------      -------         -------      -------
OPERATING INCOME                                     319          454             720        1,336
   Other income - net                                  5            6              11          (8)
                                                 -------      -------         -------      -------
INCOME BEFORE INTEREST, INCOME TAXES AND
   MINORITY INTEREST                                 324          460             731        1,328
Interest expense                                      97          104             380          392
Income taxes                                          62          126             197          338
Minority interest                                      1            2             (3)            5
                                                 -------      -------         -------      -------
INCOME BEFORE EXTRAORDINARY ITEM                     164          228             157          593
Extraordinary item (net of tax)                        0            0               0           11
                                                 -------      -------         -------      -------
INCOME BEFORE CUMULATIVE EFFECT OF A
   CHANGE IN ACCOUNTING PRINCIPLE                    164          228             157          604
Cumulative effect of a change in accounting
   principle (net of tax)                           (150)           0            (140)           0
                                                 -------      -------         -------      -------
INCOME BEFORE DIVIDENDS ON PREFERRED SECURITIES       14          228              17          604
Dividends - preferred securities                      17            6              63           26
                                                 -------      -------         -------      -------
NET INCOME (LOSS)                                    ($3)        $222            ($46)        $578
                                                 =======      =======         =======      =======

EARNINGS PER SHARE OF COMMON STOCK - BASIC
   Income from core operations                     $1.03        $1.53           $3.75        $3.83
   Unusual items                                   (1.05)        0.00           (4.06)        0.16
                                                 -------      -------         -------      -------
   Net income (loss)                              ($0.02)       $1.53          ($0.31)       $3.99
                                                 =======      =======         =======      =======

EARNINGS PER SHARE OF COMMON STOCK - DILUTED
   Income from core operations                     $1.03        $1.52           $3.74        $3.81
   Unusual items                                   (1.05)        0.00           (4.05)        0.16
                                                 -------      -------         -------      -------
   Net income (loss)                              ($0.02)       $1.52          ($0.31)       $3.97
                                                 =======      =======         =======      =======

AVERAGE SHARES OUTSTANDING (THOUSANDS)
   Basic                                         146,753      145,317         146,342      144,746
   Diluted                                       147,091      146,245         146,835      145,409

(a) Certain amounts have been reclassified to conform to the current year presentation.

                                 KEY INDICATORS

FINANCIAL
                                           12 MONTHS ENDED       12 MONTHS ENDED
                                           MARCH 31, 2002        MARCH 31, 2001
                                           --------------        --------------
Dividends declared per share                     $1.155               $1.06
Book value per share (a)                         $12.33              $13.75
Market price per share (a)                     $39.6100            $43.9600
Dividend yield (a)                                 2.9%                2.4%
Dividend payout ratio - diluted (b)                 31%                 28%
Price/earnings ratio - diluted (a)(b)              10.6                11.5
Return on average common equity (b)              24.34%              30.39%

(a)  End of period
(b)  Based on earnings from core operations


OPERATING - DOMESTIC ENERGY

                             3 MONTHS ENDED MARCH 31        12 MONTHS ENDED MARCH 31
                             -----------------------        ------------------------
                                               PERCENT                         PERCENT
PPL CORP.                  2002      2001      CHANGE      2002       2001     CHANGE
(millions of kwh)         ------    ------     -------    ------     ------    -------
Retail
   Delivered (a)           9,126     9,881       -7.6     33,853     34,305      -1.3
   Supplied                9,651    10,552       -8.5     36,492     38,446      -5.1

Wholesale
   East                    4,937     5,244       -5.9     18,817     27,060     -30.5
   West
       Montana Power (b)   1,366     1,199       13.9      4,885      4,954      -1.4
       Other               1,294     1,026       26.1      4,109      4,363      -5.8

(a) Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corp.'s service territory.
(b) Energy sold to Montana Power for resale to retail customers under power sale agreements that expire on or before June 30, 2002.


PPL invites interested parties to listen to the live Internet Webcast of management's teleconference on this topic with financial analysts at 9 a.m. on Wednesday, April 24. The teleconference is available online live, in audio format, on PPL's Internet Web site. The Webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-4910.

Also, the PPL Corporation annual shareowners meeting will be held at 10 a.m. on Friday, April 26, at Lehigh University's Stabler Arena in Bethlehem, Pa.

Certain statements contained in this news release, including statements with respect to future earnings, energy marketing, prices and delivery, corporate strategy, subsidiary performance, growth, project development, accounting impacts, revenues and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; political, regulatory or economic conditions in countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental approvals; capital market conditions; stock price performance; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.